                                  SCHEDULE 14A

                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )



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Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, For Use of the
                                              Commission Only (as permitted
                                              by Rule 14a-6(e)(2))
[_] Definitive Proxy Statement
[X] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-12

                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
                (Name of Registrant as Specified in its Charter)

          WISCONSIN CENTRAL SHAREHOLDERS COMMITTEE TO MAXIMIZE VALUE
                   (Name of Person(s) Filing Proxy Statement)

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[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)1 and 0-11.

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    _________________________________________________________________
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        Exchange Act Rule 0-11:

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[_]  Check box if any part of the fee is offset as provided by Exchange Act
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          Wisconsin Central Shareholders Committee to Maximize Value
                    8600 West Bryn Mawr Avenue--Suite 500N
                         Chicago, Illinois 60631-3579
                            Telephone: 773-714-8669

                                                              December 20, 2000
Dear Fellow Shareholder:

          TIME IS OF THE ESSENCE--ACT NOW TO PROTECT YOUR INVESTMENT

   I have visited a number of major Wisconsin Central investors in the last few weeks and have found a high level of support for our Committee's effort to maximize shareholder value. We are especially gratified to have received the public support of two of Wisconsin Central's largest institutional shareholders, Southeastern Asset Management, Inc. and Tweedy, Browne & Company LLC, who together own almost 22% of Wisconsin Central's shares. Southeastern and Tweedy Browne are among the highest regarded fund managers in America, and their support is meaningful indeed.

   Although the expiration date for our consent solicitation cannot be determined with certainty at this time, we hope to take action soon so that we can implement our program to maximize the value of your investment. We urge you to sign, date and return your WHITE consent card to the Committee TODAY to ensure that your voice is heard before the consent period ends. We hope to have the requisite number of consents in hand by early January.

   In this letter, I would like to provide you with additional information regarding some of the important issues raised in our recent meetings with Wisconsin Central's major investors.

             ASK YOURSELF, WHO WILL REALLY REAP BENEFITS FOR YOU?

   The Board has purported to adopt strategies that are virtually identical to the Committee's program to maximize shareholder value--except for our proposals for improving corporate governance and eliminating director conflicts of interest. We believe their failure to address these important issues of good corporate governance is telling. You should ask yourself who you really trust to act on your behalf.

   The Committee believes that its strong relations with railroad industry leadership, managerial strength and, most importantly, lack of conflicts of interest, make it the more effective manager of the program to realize highest possible value from WCLX's assets. The Committee authored this program, and did not adopt it as an overnight reversal of previously stated policy, as did the incumbent Board.

   In September 1999, I held discussions with Canadian National President and CEO, Paul Tellier, aimed at fostering interest in a sale of the Company's domestic assets to Canadian National. The transaction price we discussed was well above Wisconsin Central's share price at the time, and more than double the share price when our Committee announced its program to maximize value.

   You know where I stand--it is not so clear where WCLX President Tom Power really stands. My efforts in 1999 were frustrated when Mr. Power stonewalled Mr. Tellier's request to begin negotiations. In its preliminary proxy materials, the incumbent Board initially characterized our program as "a naive, unworkable plan to liquidate the Company." Today, Mr. Power apparently has reversed his position. According to its letters opposing our solicitation, the Company has drastically changed its views, claiming a program virtually identical to the Committee's proposals as its own. What plan do you believe Mr. Power will be espousing next month?

   It would also be helpful to know where Reilly McCarren, director and President of domestic operations stands. When we first announced our program, Mr. McCarren reportedly told employees at meetings around the railroad that "Burkhardt will sell the railroad off, but our Board never will." At the same time, the Board was preparing its press release announcing the sale of the domestic operation and overseas holdings.
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   The Committee believes management's recent actions are more consistent with incompetence than with any commitment to shareholder value. The Company has just established an additional Australian office, including naming yet another President, to pursue additional privatizations there, having failed (at great cost) in three rail privatization efforts in the past year. Our Committee views these activities as wasteful and totally ineffective in generating shareholder value. At the same time cash is being drained overseas, employees have reported to us that the Company is cutting back maintenance of its physical plant at home to unsustainable levels and reducing train, switching and other customer services.

   We also believe the Board is highly conflicted, with director Carl Ferenbach representing one of the venture funds that effectively control all of the Company's overseas investments rather that representing the interests of WCLX shareholders. In our view, the venture funds, under Mr. Ferenbach's leadership, have mismanaged the overseas investments and severely reduced their value. The current Board sat on its hands while this occurred, and has effectively ratified Mr. Ferenbach's failed program. Can this Board now act independently in realizing the remaining value from these investments, including exercising its legal rights in dealing with the venture funds who have mismanaged these rail investments?

   In contrast, our Committee's nominees are committed to aggressive implementation of the Committee's proposals to maximize shareholder value. They have no conflicts of interest that will stand in the way of their performance. We urge shareholders to elect nominees who will act in the best interests of all shareholders.

                PERFORMANCE COUNTS EVEN MORE IN A SALE PROCESS

   In selling assets, we believe it is very important to have them performing well. Unfortunately, we already have seen significant slippage in performance at the Company's domestic operation, and we believe the overseas investments are in free-fall. In these circumstances, bids for these assets may be very low or non-existent.

   The Committee intends to arrest the decline in performance as it seeks buyers for these assets. It will control costs, improve competitiveness, grow markets and improve profitability of the Company's domestic and international assets, while at the same time exploring the sale of these businesses. It will also seek to restore employee confidence in management and support for its objectives. Our experience is that employees will accept a demanding program if management is truthful and fair with them.

                    JUDGE MANAGEMENT'S RESULTS FOR YOURSELF

   You should be aware that Wisconsin Central's carloadings have declined by 4% in the first 46 weeks of 2000 compared with the 1999 period, ranking dead last among the eight railroads tracked by the Association of American Railroads, as shown below:

                          Year-To-Date 2000 vs. 1999
                      Annual Carload Percentage Increases
                      Source: AAR CS-54 Report (Week 46)

[bar graph shows the following information for the relevant measuring period:


     5% increase for CNI
     4% increase for UNP
     4% increase for CP
     1% increase for BNI
     1% decrease for KSU
     1% decrease for CSX
     2% decrease for NSC
     4% decrease for WCLX]


   Current domestic carloadings are weaker yet, and it is evident to us that WCLX's failure to grow its business during periods of economic strength will hurt all the more as the economy softens.

   But the domestic operation is a pillar of strength compared with performance of the overseas investments. The Committee believes EWS would have operated at a deficit this quarter even before problems with Railtrack's track structure created major operating difficulties. EWS has lost traffic to rail competitors, with a major coal movement lost to Freightliner starting as I write. EWS profitability was down by 68% in the third quarter, and the Committee doubts it will again be profitable absent a management change. Reports from New Zealand are no better.

   In both cases, experienced management has been replaced by the venture capital funds with CEOs with no rail experience, and we believe the results have been disastrous. WCLX director Carl Ferenbach, Managing Director of Berkshire Partners, has led the management of the overseas operations and the Board has stood quietly by while the value of these WCLX investments has plunged. This is not surprising, considering that Mr. Ferenbach sits in the Board meeting when managerial performance at the overseas investments is considered. Certainly, the continued conflict of interests of the incumbent Board have adversely affected performance and stand in the way of aggressive corrective action.

   We believe the effect on employee morale has been awful, with reports from employees of Wisconsin Central, EWS, Tranz Rail and ATN being uniformly discouraging. Morale is a major customer service and cost driver--we believe poor morale is reflected quickly in declining safety, service and financial performance. We certainly understand the support we've received from many WCLX employees and will do our utmost to maintain employee confidence in our program.

                       YOUR CONSENT MAKES A DIFFERENCE--
                   SUPPORT THE INITIATIVE TO MAXIMIZE VALUE

   Wisconsin Central shareholders have the right to determine the value of their investment by removing this Board and electing the Committee's nominees. We are fully committed to improving performance and employee morale, eliminating conflicts of interest and maximizing shareholder value.

   Please sign, date and return the enclosed WHITE consent card TODAY. To ensure that your vote is counted before the consent solicitation period ends, we urge you to return your WHITE consent card to the Committee by early January. If you have any comments or questions, I would be happy to discuss these matters with you by telephone or in person.

   I am aware that the holidays are fast approaching, and want to extend my best wishes, and those of our Committee, to all Wisconsin Central shareholders. Please grant us the opportunity to give you a huge increase in "shareholder value" in the New Year!

                                          Thank you for your support,

                                          Edward A. Burkhardt
                                          Chairman


                                IMPORTANT NOTE:

     If you have any questions, or need assistance voting your shares, please call Innisfree M&A Incorporated or the Committee at the following telephone numbers:

             INNISFREE M&A INCORPORATED: 888-750-5834 (toll-free)

                          THE COMMITTEE: 773-714-8669

         Please do not sign or return the Company's blue revocation card.


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